EXHIBIT 23.3

Consent of KPMG LLP, Independent Auditors

The Board of Directors

Pain Therapeutics, Inc.:

We consent to the use of our report dated March 1, 2002, with respect to the balance sheet of Pain Therapeutics, Inc. as of December 31, 2001, and the related statements of operations, stockholders’ equity (deficit), and cash flows, for each of the years in the two-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

San Francisco, California

August 21, 2003